**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

November 23, 2010

HOMETOWN BANCORP, INC. ANNOUNCES FILING OF FORM 15 TO DEREGISTER ITS
COMMON STOCK

Hometown Bancorp, Inc., (the “Company”) (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the “Bank”), announced today that it has filed a Form 15 with the Securities and Exchange Commission to deregister its common stock.

The Company expects the deregistration to be effective within 90 days after the filing of the Form 15.  The Company’s SEC filing obligations, which include the Form 10-K, Form 10-Q and Form 8-K, are suspended immediately as of the filing date of the Form 15.

Commenting on the announcement, Thomas F. Gibney, President and Chief Executive Officer said,   “Our decision to deregister was made after careful consideration of the advantages and disadvantages of being a public company and the increasing expense of compliance with the many SEC, Dodd-Frank and Sarbanes-Oxley requirements.  In making its decision, our board took into consideration the small number of Company stockholders and the relatively low level of trading in the Company’s common stock.  This decision should result in a benefit to the Company’s stockholders by reducing expenses and permitting management to focus its energies on operating the Bank.”  Future earnings releases and other press releases will be posted on the Bank’s website, www.waldenfederal.com.

Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its nine offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.